Silvergate Announces $100 Billion in Transfer Volumes Across Silvergate Exchange Network
Three years after its introduction to the digital currency industry,
Silvergate’s payments platform achieves major milestone

LA JOLLA, Calif. – October 6, 2020 – Silvergate Capital Corporation (the “Company” or “Silvergate”) (NYSE: SI), the leading provider of innovative financial infrastructure solutions to the digital currency industry, today announced that it has achieved $100 billion in transfer volumes across its Silvergate Exchange Network (“SEN”).
Developed by the Company in 2017, SEN enables digital currency and institutional investor customers to send U.S. dollars (“USD”) between eligible counterparty SEN accounts 24 hours per day, 7 days per week, 365 days per year. Using the Company’s application programming interface (“API”), or its online banking portal, customers can make virtually instantaneous funds transfers with full access to funds.
“When we created the SEN, we couldn’t have anticipated its rapid, broad adoption across the digital currency industry,” commented Alan Lane, chief executive officer of Silvergate. “This milestone and broad adoption of the SEN further validates the platform’s competitive advantage and its growing network effects. We offer our sincerest thanks to our customers for their contributions in making this milestone a reality with their preference to transact using our proprietary API. SEN’s acceptance by the most highly-regarded fintech organizations gives us confidence for future product development with the goal of removing friction from traditional banking and legacy systems.”
While the SEN has completed $100 billion in transfer volumes during its lifetime, $76.5 billion of those transfer volumes occurred in the first nine months of 2020, up from $32.7 billion in transfer volumes for the full year 2019. Approximately $36.7 billion of transfer volume occurred in the third quarter of 2020, up from $10.4 billion in the third quarter of 2019, representing an increase of 252%, period-over-period.
“As a Silvergate shareholder, we recognized early on that the bank clearly understands the needs of participants in the digital currency ecosystem,” said Barry Silbert, founder and CEO of Digital Currency Group, parent company of Genesis, Grayscale Investments, Luno, Foundry and CoinDesk. “Silvergate’s ability to build products that solve industry pain points contributes to the overall success of the industry. The $100 billion in transfer volumes is impressive but the astonishing growth they’ve achieved during 2020 is a true testament to the value they are creating.”
To learn more about Silvergate and the SEN, visit our website: www.silvergatebank.com.
About Silvergate
Silvergate Capital Corporation (NYSE:SI) is a registered bank holding company for Silvergate Bank, headquartered in La Jolla, California. Silvergate Bank is a commercial bank that opened in 1988 and has been profitable for 22 consecutive years. The Bank has focused its strategy on creating the banking platform for innovators, especially in the digital currency industry, and developing product and service solutions addressing the needs of entrepreneurs. As of June 30, 2020, Silvergate had total assets of $2.3 billion, total deposits of $1.7 billion, and total stockholders’ equity of $268 million.

Investor Relations & Media Contact

Jamie Lillis / Shannon Devine
(858) 200-3782
Investors@silvergate.com

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